EXHIBIT 4.3

CERTIFICATE OF CORRECTION TO THE
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
0% SERIES C CONVERTIBLE PREFERRED STOCK OF
MAJESCO ENTERTAINMENT COMPANY

Majesco Entertainment Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Majesco Entertainment Company.

2. That the Certificate of Designations, Preferences and Rights of 0% Series C Convertible Preferred Stock (the “Certificate of Designations”), was filed with the Secretary of the State of Delaware on May 15, 2015 and that said Certificate of Designations requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy to be corrected in the Certificate of Designations is to include a floor on adjustments to the conversion price that was inadvertently not included in the Certificate of Designations.

4. The portion of the instrument in corrected form is as follows:

Section 7(c) is hereby corrected in its entirety to read as follows:

“Other Events.  In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect any Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of such Holder, provided that no such adjustment pursuant to this Section 7(c) will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if such Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Board and such Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company. Notwithstanding Section 7(a), Section 7(b) or this Section 7(c), or anything else contained herein to the contrary, the Conversion Price shall never be adjusted below $0.86, unless and until such time as the Company shall receive shareholder approval to allow for a lower Conversion Price.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by its Chief Executive Officer on this 21st day of May, 2015.

By: /s/Jesse Sutton Name: Jesse Sutton Title: Chief Executive Officer